Exhibit 99.1

Generac Reports First Quarter 2010 Earnings

Waukesha, Wis., May 7, 2010 — Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of back-up power generation products, today reported financial results for its first quarter ended  March 31, 2010.

First Quarter 2010 Highlights.

•                  Net sales of $130.7 million decreased 6.9% from net sales of $140.4 million for the same period last year.

•                  Net income was $2.5 million versus net income of $5.8 million in the first quarter of 2009. Non-GAAP Adjusted net income increased to $20.1 million versus $10.3 million in the first quarter of 2009.

•                  Adjusted EBITDA increased 10.2% to $31.8 million from $28.9 million for the same period last year.

•                  Initial public offering and subsequent debt repayment completed during the quarter, resulting in a significant reduction in leverage.   Consolidated debt net of cash, was $665.1 million as of March 31, 2010.

Operations Review

“We are pleased with our increased Adjusted EBITDA results during the first quarter of 2010.  Despite difficult comparables in our residential markets and continued softness in our industrial markets, we were able to improve operating income versus the prior year quarter as a result of normalized commodity costs, cost reduction initiatives and the full impact of price increases that were implemented during the prior year quarter.” said Aaron Jagdfeld, Chief Executive Officer of Generac.

Residential product sales of $84.0 million decreased 5.1% in 2010 from $88.5 million in 2009. This decrease was driven mainly by a stronger 2009 winter storm season compared to 2010 that impacted portable generator volume during the quarter.  This was offset in part by year-over-year increases in sales of residential home standby products as a result of Generac’s continued efforts to increase distribution and awareness.

Industrial and commercial   product sales of $38.3 million decreased 15.0% in 2010 from $45.1 million in 2009.  This decrease was mainly driven by continued declines in sales to industrial and commercial national account customers.  Additionally, further weakness in U.S. non-residential construction activity has also had a negative impact on the market demand for commercial and industrial standby generators. Despite the overall decline in these markets, we are beginning to see pockets of improved demand in our light commercial products where we offer a lower cost, standardized back-up power solution for small footprint retail applications.

Gross profit margin improved to 39.3% of net sales in 2010 from 33.8% of net sales in 2009.  Although we have seen recent quarter-over-quarter market increases in commodity costs, copper and steel in particular, gross margin in the first quarter of 2010 still benefited from lower commodity costs versus the prior year quarter.  In addition, gross profit margins improved year-over-year due to price increases implemented during the first quarter 2009 and cost reductions implemented throughout 2009.

Operating expenses increased $2.2 million to $36.0 million compared to $33.7 million in first quarter of 2009.  A reduction in variable operating expenses due to lower sales volumes was more than offset by additional investments in product development, marketing activities, additional public company administrative costs, as well as $1.2 million of stock-based compensation expense recorded during the first quarter of 2010 to account for stock options, restricted stock and other stock awards issued in connection with Generac’s initial public offering over their vesting period.

Overall, Adjusted EBITDA margins increased to 24.3% in the first quarter of 2010 from 20.6% in the first quarter of 2009, driven mainly by the aforementioned improvements in gross margin.

Non-GAAP adjusted net income improved to $20.1 million in first quarter 2010 from $10.3 million in first quarter 2009.  Improvements in income from operations coupled with reductions in debt service costs are the primary drivers of this increase.  Debt service costs improved year-over-year due to debt prepayments, lower LIBOR rates, and the expiration of interest rate swap contracts in January 2010.

Cash flows from operating activities improved from $0.1 million in the first quarter of 2009 to $18.4 million in the first quarter of 2010.  Improvements in operating income, reductions in cash interest and reductions in overall working capital levels contributed to this increase in cash flows from operating activities.  Capital expenditures increased to $1.6 million in the first quarter of 2010 compared to $0.4 million in the first quarter of 2009 due to timing of expenditures.

Capital Structure

On February 17, 2010, Generac completed its initial public offering (IPO) of 18,750,000 shares of common stock at a price of $13.00 per share. In addition, on March 18, 2010, the underwriters exercised their option to purchase 1,950,500 additional shares of common stock. Generac received a total of approximately $247.6 million in net proceeds from the offering, after deducting the underwriting discount and total expenses related to the offering. Using proceeds from the IPO together with cash on hand, Generac made a $360.1 million prepayment on its term loans during the first quarter of 2010, first to pay down its second lien term loan in full and then to repay a portion of its first lien term loan.  Following this debt prepayment, Generac reduced its total debt balance to $731.4 million of first lien term loan debt, with consolidated debt, net of cash, totaling $665.1 million as of March 31, 2010. The Company has terminated its second lien facility and has no borrowings outstanding on its revolver, which has $146 million of availability.

“Our improved balance sheet and strong cash flows will give us the flexibility to continue to execute on our growth strategy while reducing our debt leverage going forward,” said Jagdfeld.

Outlook

Looking further into 2010, Mr. Jagdfeld commented, “We continue to be cautious about the economic environment as our end customers closely monitor big ticket capital spending.  We believe that in the short term, we will continue to see similar year-over-year sales trends that we have seen over the last nine months, given weaker storm activity over the last several quarters and the softness in non-residential construction.  We are confident that we will continue to see the benefits of our expanded distribution, new product introductions and efforts to increase awareness of residential and light commercial stand-by generators in the second half of 2010.  We have invested in future growth through increased new product development and marketing efforts and given our high market share in our focused end markets, we believe we are well positioned for growth as markets recover.”

“We expect to maintain attractive Adjusted EBITDA margins as the impact of rising commodity costs will be more than offset by seasonal mix shifts and increased production volumes.  We believe our cash flows will benefit from our strong margins, capital efficient operating model, favorable tax attributes, and improved balance sheet. While near-term market conditions are challenging, we believe that our business model will allow us to capitalize on the significant penetration trends driving our markets as the economic climate improves.”

Conference Call and Webcast

Generac management will hold a conference call at 10:00am EDT on Friday, May 7, 2010 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 804-6921 (domestic) or +1 (857) 350-1667 (international) and entering passcode 22484062.

The conference call will also be webcast simultaneously on Generac’s website (http://www.generac.com), under the Investor Relations link.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson Reuters’ individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (http://www.streetevents.com), a password-protected event management site.

Following the live webcast, a replay will be available on the Company’s web site. A telephonic replay will also be available three hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 42336045. The telephonic replay will be available for 30 days.

Annual Meeting of Stockholders

Generac Holdings Inc.’s 2010 annual meeting of stockholders will be held at 9:00am central time on Friday, June 4, 2010, at the Marriott Milwaukee West, W231 N1600 Corporate Court, Waukesha, Wisconsin 53186.

Generac company news is available

24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of backup power generation products serving residential, light commercial and industrial markets. Generac’s power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent dealers, retailers and wholesalers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac’s current expectations and projections relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac’s actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•                  demand for Generac products;

•                  frequency of major power outages;

•                  availability of raw materials and key components used in producing Generac products;

•                  competitive factors in the industry in which Generac operates;

•                  Generac’s dependence on the Company’s distribution network;

•                  Generac’s ability to invest in, develop or adapt to changing technologies and manufacturing techniques;

•                  Generac’s ability to adjust to operating as a public company

•                  loss of key management and employees;

•                  increase in liability claims; and

•                  changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac’s filings with the Securities and Exchange Commission, or SEC.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges that were taken during the periods presented. The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac’s credit agreement, dated as of November 10, 2006.

Non-GAAP Adjusted Net Income

To further supplement Generac’s condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Non-GAAP Adjusted net income (loss). Non-GAAP Adjusted net income (loss) is defined as Net income (loss) before provision (benefit) for income taxes adjusted for the following items: cash income tax expense (benefit), amortization of intangible assets, amortization of deferred loan costs related to the Company’s debt, intangible impairment charges, and non-cash gains.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac’s reporting of Non-GAAP financial measures.

Generac Holdings Inc.

Condensed Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$130,718	$140,446
Costs of goods sold	79,300	92,919
Gross profit	51,418	47,527

Operating expenses:
Selling and service	14,312	14,390
Research and development	3,722	2,612
General and administrative	5,159	3,897
Amortization of intangibles	12,761	12,812
Total operating expenses	35,954	33,711
Income from operations	15,464	13,816

Other (expense) income:
Interest expense	(8,492)	(17,966)
Investment income	74	1,266
Gain on extinguishment of debt	—	9,096
Write-off of deferred financing costs related to debt extinguishment	(4,180)	—
Other, net	(316)	(313)
Total other expense, net	(12,914)	(7,917)

Income before provision for income taxes	2,550	5,899
Provision for income taxes	82	105
Net income	2,468	5,794

Preferential distribution to:
Series A preferred stockholders	(2,042)	(2,792)
Class B common stockholders	(12,133)	(24,128)
Beneficial conversion (1)	(140,690)	—
Net loss attributable to common stockholders (formerly Class A common stockholders)	$(152,397)	$(21,126)

Net (loss) income per common share - basic and diluted (2):
Common stock (formerly Class A common stock)	$(4.26)	$(12,169)
Class B common stock	$1,109	$1,005

Weighted average common shares outstanding - basic and diluted (2):
Common stock (formerly Class A common stock)	35,748,290	1,736
Class B common stock	10,941	24,018

(1) Beneficial conversion feature related to Class B common stock and Series A preferred stock was reflected during the quarter as a result of Generac’s corporate reorganization and IPO.  See discussion of Generac’s equity structure and corporate reorganization in the 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2) 2010 Net (loss) income per common share and weighted average common shares outstanding reflect the corporate reorganization and IPO that occurred on February 10, 2010. The share structure prior to February 10, 2010 has been retroactively restated to only reflect the reverse stock split that occurred with the corporate reorganization.  Because additional common stock equivalents would cause earnings per share to be anti-dilutive, basic and diluted earnings per share are identical.

Generac Holdings Inc.

Condensed Consolidated Balance Sheets

(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,371	$161,307
Accounts and notes receivable, less allowance for doubtful accounts	52,682	54,130
Inventories	107,089	123,700
Prepaid expenses and other assets	4,508	5,880
Total current assets	230,650	345,017
Property and equipment, net	73,047	73,374
Customer lists, net	125,248	134,674
Patents, net	90,825	92,753
Other intangible assets, net	7,458	7,791
Deferred financing costs, net	8,151	13,070
Trade names	143,333	144,407
Goodwill	525,875	525,875
Other assets	135	282
Total assets	$1,204,722	$1,337,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,739	$33,639
Accrued wages and employee benefits	5,679	6,930
Other accrued liabilities	35,547	52,326
Current portion of long-term debt	—	39,076
Total current liabilities	68,965	131,971

Long-term debt	731,422	1,052,463
Other long-term liabilities	18,718	17,418
Total liabilities	819,105	1,201,852

Class B convertible voting common stock, par value $0.01, 110,000 shares authorized, 0 and 24,018 shares issued at March 31, 2010 and December 31, 2009, respectively	—	765,096
Series A convertible non-voting preferred stock, par value $0.01, 30,000 shares authorized, 0 and 11,311 shares issued at March 31, 2010 and December 31, 2009, respectively	—	113,109

Stockholders’ equity (deficit):
Common stock (formerly Class A common stock), par value $0.01, 500,000,000 shares authorized, 67,529,290 and 1,617 shares issued at March 31, 2010 and December 31, 2009, respectively	675	—
Additional paid-in capital	1,128,801	2,394
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(536,103)	(538,571)
Accumulated other comprehensive loss	(5,640)	(4,492)
Stockholder notes receivable	—	(29)
Total stockholders’ equity (deficit)	385,617	(742,814)

Total liabilities and stockholders’ equity	$1,204,722	$1,337,243

Generac Holdings Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Operating activities
Net income	$2,468	$5,794
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	1,891	1,915
Amortization	12,761	12,812
Gain on extinguishment of debt	—	(9,096)
Write-off of deferred financing costs related to debt extinguishment	4,180	—
Amortization of deferred finance costs	739	856
Amortization of unrealized loss on interest rate swaps	—	7,283
Provision for losses on accounts receivable	(27)	(5)
Gain on disposal of property and equipment	—	(43)
Stock-based compensation	1,246	9
Net changes in operating assets and liabilities:
Accounts receivable	1,475	13,427
Inventories	16,611	7,464
Other assets	841	1,411
Accounts payable	(5,900)	(13,226)
Accrued wages and employee benefits	(1,222)	(347)
Other accrued liabilities	(16,627)	(28,143)
Net cash provided by operating activities	18,436	111

Investing activities
Proceeds from sale of property and equipment	—	43
Expenditures for property and equipment	(1,564)	(367)
Net cash used in investing activities	(1,564)	(324)

Financing activities
Proceeds from issuance of common stock	248,309	—
Payment of long-term debt	(360,117)	(9,500)
Net cash used in financing activities	(111,808)	(9,500)

Net decrease in cash and cash equivalents	(94,936)	(9,713)
Cash and cash equivalents at beginning of period	161,307	81,229
Cash and cash equivalents at end of period	$66,371	$71,516

Generac Holdings Inc.

Reconciliation Schedules

(Dollars in Thousands)

Net income to Adjusted EBITDA reconciliation

	Three months ended March 31,
	2010	2009
	(unaudited)	(unaudited)

Net income	$2,468	$5,794
Interest expense	8,492	17,966
Depreciation and amortization	14,652	14,727
Income taxes provision	82	105
Non-cash impairment and other charges (1)	149	(1,197)
Non-cash stock-based compensation expense (2)	1,246	—
Write-off of deferred financing costs related to debt extinguishment	4,180	—
Transaction costs and credit facility fees	362	399
Non-cash gains	—	(9,096)
Business optimization expenses	108	—
Sponsor fees	56	125
Letter of credit fees	2	25
Other state franchise taxes	61	27
Holding company interest income	(26)	—

Adjusted EBITDA	$31,832	$28,875

(1)  Includes losses on disposals of assets and unrealized losses / (gains) on commodity contracts.  A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac’s SEC filings.

(2) First quarter 2010 includes $1.2 million of stock-based compensation expense to account for stock options, restricted stock and other stock awards issued in connection with Generac’s initial public offering over their vesting period.

Net income to Non-GAAP adjusted net income reconciliation

	Three months ended March 31,
	2010		2009
	(unaudited)		(unaudited)

Net income	$2,468		$5,794
Provision for income taxes	82		105
Income before provision for income taxes	2,550		5,899
Amortization of intangible assets	12,761		12,812
Amortization of deferred loan costs	739		856
Write-off of deferred financing costs related to debt extinguishment	4,180		—
Non-cash gains	—		(9,096)
Adjusted net income before provision for income taxes	20,230		10,471
Cash income tax expense	(110)		(133)

Non-GAAP adjusted net income	$20,120	(2)	$10,338

SOURCE: Generac Holdings Inc.

For Investor Inquiries:

Generac Holdings Inc.

York Ragen

Chief Financial Officer

262-506-6064

or

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Kate Krejci

888-420-0256, ext. 102